Exhibit 99.15

Verso Acquires AccessGate Division from NMS Communications

Acquisition to Improve Market Share in Rapidly Growing Wireless Backhaul Market

ATLANTA, GA – (December 24, 2007) – Verso Technologies, Inc. (NASDAQ: VRSO), a global provider of next generation network solutions, announced today that it has acquired the AccessGate division of NMS Communications (NASDAQ: NMSS) of Framingham, Massachusetts, pursuant to an asset purchase agreement executed between the parties. In connection with the acquisition, Verso paid NMS $850,000 in cash and issued to NMS restricted shares of Verso common stock having an aggregate value equal to $2.5 million. Verso also assumed certain liabilities associated with the AccessGate division as part of the acquisition. Verso intends to integrate the AccessGate division with Verso’s NetPerformer optimization product line to create a robust combined cellular backhaul optimization business focused on the rapidly-growing worldwide cellular backhaul business.

“This is a strong, growing business with patented technology. The acquisition of AccessGate roughly doubles the size of Verso’s cellular backhaul optimization business, which has strong positive implications for gross margin and profitability of that business unit and, therefore, the overall financial performance of Verso.” said Steven A. Odom, chairman and chief executive officer of Verso. “The transaction is accretive to Verso immediately. It is expected to contribute in excess of $10 million in revenue over the next year and allows us to fill product gaps in Verso’s current NetPerformer product family. In addition to the cost savings related to the integration of these two businesses, we gain new sales channels through which we can cross-sell additional Verso products and we acquire members of a very capable and knowledgeable management team whom will remain with the company and take over responsibility for all of Verso’s backhaul optimization business.”

The AccessGate technology acquired by Verso directly addresses the explosive growth in the use of mobile communications around the world. Wireless operators demand affordable backhaul bandwidth to connect geographically dispersed cell sites to their core networks. AccessGate’s patented technology provides operator’s experiencing rapid subscriber growth, coupled with the rollout of new bandwidth-intensive services, an efficient, state-of-the-art, cost effective bandwidth optimization solution which fits squarely into an existing Verso business unit. According to a recent study performed by ABI Research, global capital expenditures for backhaul are forecast to increase from $14 billion in 2007 to $23 billion in 2012.

“Verso is focused on steady improvement in revenue and gross margin, quarter by quarter.” stated Mark Dunaway, president and chief operating officer of Verso. “We expect that this acquisition will not only increase the revenue of the business, but will also increase our gross margin for all of our wireless backhaul products. We also expect that this acquisition will allow us to reduce duplicated product roadmap development efforts which will enable us to bring new products to market ahead of schedule and at a much lower cost.”

The shares of Verso common stock issued to NMS in the acquisition were issued without registration under the Securities Act of 1933, as amended, pursuant to an exemption therefrom, and may not be offered or sold in the United States absent registration or an applicable exemption form the registration requirements of such act. Verso granted NMS customary registration rights with respect to such shares. Additional financing for the acquisition was provided to Verso by its primary lender and their affiliates.

About Verso Technologies

Verso (NASDAQ: VRSO) is a global provider of next generation network solutions offering a core-to-edge product portfolio primarily for telecommunications service providers. The company’s products enable its customers to secure and optimize network bandwidth, generate additional revenue and reduce costs. Verso’s applications and services are cost effective, deploy quickly and provide a superior return on investment. For more information, contact Verso at www.verso.com or call 678.589.3500.

About NMS Communications

NMS Communications (NASDAQ: NMSS) is a leading provider of technologies and solutions for mobile applications and infrastructure. NMS products enable new mobile voice, data, and video applications and improve the performance and quality of wireless networks, helping our customers grow their revenues and profits. www.nmscommunications.com.

Forward Looking Statements

Certain statements contained in this release that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words - "believe," "expect," "anticipate," "intend," "will," and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, timing of future orders, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us. These forward-looking statements may be affected by the risks and uncertainties in our business and are qualified in their entirety by the cautionary statements and risk factor disclosure contained in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended December 31, 2006 and our subsequent filings on Form 10Q. We do not assume, and expressly disclaim, any obligation to update these forward-looking statements.

Investor Contact

Scott Kimball

Vice President of Investor Relations

Verso Technologies, Inc.

678.589.3579

Scott.Kimball@verso.com

Media Relations

Robin Hanscom

Marketing Communications Manager

Verso Technologies, Inc

678-589-3576

Robin.Hanscom@verso.com